Exhibit 10.18
MOBIA MEDICAL, INC.
EXECUTIVE AND KEY EMPLOYEE SEVERANCE AND CHANGE IN CONTROL SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
1.    Introduction. The purpose of this Mobia Medical, Inc. Executive and Key Employee Severance and Change in Control Severance Plan (this “Plan”) is to provide assurances of specified severance benefits to each eligible employee of the Company whose employment is subject to being involuntarily terminated by the Company other than for Cause or who resigns for Good Reason under the circumstances described in the Plan, including, but not limited to, following a Change in Control of the Company. The Company recognizes that the potential of a Change in Control can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Plan is intended to: (a) assure that the Company will have continued dedication and objectivity of key employees, notwithstanding the possibility, threat or occurrence of a Change in Control; and (b) provide such employees with an incentive to continue their employment and to motivate them to maximize the value of the Company prior to and following a Change in Control for the benefit of its stockholders.
This Plan provides benefits to a select group of management or highly compensated employees of the Company and therefore fits within the “top hat” plan exception to many of the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
References in this Plan to “You” or “Your” are references to a Covered Employee (as defined below) of a Participating Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 2 below.
2.    Important Terms. To help you understand how this Plan works, it is important to know the following terms:
2.1    “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board or the Compensation Committee of the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 11, but only to the extent of such delegation.
2.2    “Base Pay” means a Covered Employee’s base salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which an Involuntary Termination occurs (and prior to giving effect to any reduction in a Covered Employee’s base salary giving rise to the Covered Employee’s resignation for Good Reason). Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Cause” means, unless otherwise defined in a Covered Employee’s Participation Agreement, any of the following: (a) your commission of an act of fraud,

embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (other than traffic violations or other insignificant infractions of law that do not affect the performance of your duties to the Company); (c) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part; (e) your ongoing and intentional failure or refusal to substantially perform your assigned duties or employment obligations (other than as a result of a cause or event outside of your control) or your ongoing and repeated failure or refusal to comply with the lawful instructions given to you by the CEO or, with respect to the CEO, the Board, which failure, refusal or neglect continues for 30 days following your receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; or (f) your willful, material breach of any written Company policy applicable to you or any material provision of any offer or employment letter or any confidential information agreement, proprietary information and inventions agreement to which you are a party. Prior to the determination that “Cause” under clauses (d), (e) or (f) has occurred, the Company shall: (i) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists; (ii) afford you a reasonable opportunity to remedy any such conditions, and no less than 30 days, if capable of being cured; (iii) provide you an opportunity to be heard prior to the final decision to terminate your employment hereunder for such “Cause;” and (iv) make any decision that such “Cause” exists in good faith. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Plan, to constitute grounds for termination for Cause.
2.5    “CEO” means the Chief Executive Officer of the Company.
2.6    “Change in Control” means a “Change in Control” as such term is defined under the Company’s 2026 Incentive Award Plan, as may be amended from time to time, or any successor plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
2.7    “Change in Control Period” means the time period beginning with the date of a Change in Control and ending 18 months following the Change in Control.
2.8    “Change in Control Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 5.

2.9    “Company” means Mobia Medical, Inc., a Delaware corporation, and any successor.
2.10    “Covered Employee” means an employee of the Company or any subsidiary of the Company (each a “Participating Company”) who has been designated by the Compensation Committee of the Board or its delegate to participate in the Plan and has executed and delivered a Participation Agreement to the Company.
2.11    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
2.12    “Effective Date” means the Pricing Date (as defined in the Company’s 2026 Incentive Award Plan).
2.13    “Equity Compensation Awards” means, with respect to a Covered Employee, the Covered Employee’s outstanding equity awards granted pursuant to an Equity Plan, including, without limitation, each restricted stock, stock option, restricted stock unit, performance stock unit, stock appreciation right and or other equity-based or equity-linked award.
2.14    “Equity Plan” means an equity incentive plan maintained by the Company or any successor.
2.15    “Good Reason” means, unless otherwise defined in a Covered Employee’s Participation Agreement, the occurrence of any of the following events or conditions without a Covered Employee’s written consent: (a) a material reduction or material adverse change in your authority, duties or responsibilities; (b) a material diminution in your Base Pay or Target Bonus, unless such a reduction is imposed across-the-board to all senior management of the Company (and for the avoidance of doubt, following a Change in Control, the reference to senior executives of the Company shall include, without limitation, the senior executives of the ultimate parent entity of the Company (or its successor)); (c) a material change in the geographic location at which you must perform your duties from the location that was designated as your primary location immediately prior to such change (and you and the Company agree that a change of more than 35 miles shall be material for this purpose, and that your primary employment location shall be your home if you are designated as a remote worker); or (d) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under any agreement between you and the Company or any of its affiliates or any plan maintained by the Company or any of its affiliates related to your employment in which you are a participant. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 60 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

2.16    “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1 and Section 5.1, as applicable.
2.17    “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to an employee of the Company designating such employee as a Covered Employee under the Plan, which has been signed and accepted by the employee, or an agreement of similar effect that is designated by its terms as a “Participation Agreement” hereunder (including by way of inclusion in an offer letter or employment agreement with a Covered Employee).
2.18    “Plan” means the Mobia Medical, Inc. Executive and Key Employee Severance and Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.
2.19    “Section 409A Limit” means the lesser of two times: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during his or her taxable year preceding the Covered Employee’s taxable year in which the Covered Employee’s separation from service occurs as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated.
2.20    “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.
2.21    “Target Bonus” means, with respect to a Covered Employee, the Covered Employee’s target bonus pursuant to the Company’s applicable corporate bonus plan (a) at the annualized rate in effect for the fiscal year in which the Covered Employee’s Involuntary Termination occurs and (b) assuming 100% achievement of the Covered Employee’s and the Company’s performance objectives, if any (and prior to giving effect to any reduction in a Covered Employee’s target bonus in connection with a reduction in base compensation giving rise to the Covered Employee’s resignation for Good Reason). Notwithstanding the foregoing, the Covered Employee’s Target Bonus for purposes of the Plan shall be deemed to be the Covered Employee’s target bonus as determined under this paragraph for the Company’s fiscal year preceding the date of the Covered Employee’s termination of employment (or, if greater, the amount received as a bonus by the Covered Employee for such year), if a target bonus has not been established for the then current fiscal year.
2.22    “Tier 1 Covered Employee” means a Covered Employee who has been designated as under Tier 1 in a Participation Agreement.
2.23    “Tier 2 Covered Employee” means a Covered Employee who has been designated as under Tier 2 in a Participation Agreement.

2.24    “Tier 3 Covered Employee” means a Covered Employee who has been designated as under Tier 3 in a Participation Agreement.
3.    Eligibility for Severance Benefits and Change in Control Severance Benefits. An individual is eligible for the Severance Benefits or the Change in Control Severance Benefits under the Plan, in the amount set forth in Section 4 or Section 5, respectively, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.
4.     Severance Benefits.
4.1    Involuntary Termination Other Than During the Change in Control Period. If, at any time before or after the Change in Control Period, the Company (or any subsidiary of the Company) terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Severance Benefits from the Company:
4.1.1    Cash Severance Benefits.
4.1.1.1    Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to receive an amount equal to the sum of (i) 12 months of the Covered Employee’s annualized Base Pay and (ii) the prorated portion of the Covered Employee’s Target Bonus for the fiscal year in which such termination occurs, calculated based on the number of completed days that the Covered Employee was employed prior to such termination of employment, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than 75 days following such termination date).
4.1.1.2    Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to receive an amount equal to 12 months of the Covered Employee’s annualized Base Pay, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than 75 days following such termination date).
4.1.1.3    Tier 3 Covered Employee. If the Covered Employee is a Tier 3 Covered Employee, he or she shall be entitled to receive an amount equal to 9 months of the Covered Employee’s annualized Base Pay, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than 75 days following such termination date).
4.1.2    Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”), has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company and timely and properly elects to receive continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations, or any similar local, state or federal law (referred to collectively as “COBRA”), the Company will pay the total applicable premium cost for such COBRA coverage (other than for coverage under a health flexible spending account), beginning with the first month of such COBRA coverage, as follows:
4.1.2.1    Tier 1 Covered Employee. For a period of up to 12 months.
4.1.2.2    Tier 2 Covered Employee. For a period of up to 12 months.
4.1.2.3    Tier 3 Covered Employee. For a period of up to 9 months.
Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), the Company shall instead pay to the Covered Employee the foregoing monthly amount as a taxable monthly payment for the foregoing COBRA coverage period (or any remaining portion thereof). A Covered Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. A Covered Employee shall notify the Company immediately if he or she becomes eligible to receive group health plan coverage by means of subsequent employment.
5.    Change in Control Severance Benefits.
5.1    Involuntary Termination in Connection with a Change in Control. If, at any time within the Change in Control Period, the Company (or any subsidiary of the Company) terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Change in Control Severance Benefits from the Company:
5.1.1    Cash Severance Benefits.
5.1.1.1    Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to the sum of (i) an amount equal to 18 months of the Covered Employee’s annualized Base Pay and (ii) 1.5 times the Covered Employee’s Target Bonus, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than 75 days following such termination date).
5.1.1.2    Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to the sum of (i) an amount equal to 15 months of the Covered Employee’s annualized Base Pay and (ii) 1.25 times the Covered Employee’s Target Bonus, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than 75 days following such termination date).
5.1.1.3    Tier 3 Covered Employee. If the Covered Employee is a Tier 3 Covered Employee, he or she shall be entitled to the sum of (i) an amount equal to 12 months of the Covered Employee’s annualized Base Pay and (ii) the Covered Employee’s Target Bonus, paid in a lump sum on the first regularly-scheduled payroll date following the date the Covered Employee’s Release becomes effective (but in no event more than 75 days following such termination date).
5.1.2    Continued Medical Benefits. If the Covered Employee, and any Family Members, has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage (other than for coverage under a health flexible spending account) under COBRA, provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee and his or her Family Members as follows:
5.1.2.1    Tier 1 Covered Employee. For a period of up to 18 months.
5.1.2.2    Tier 2 Covered Employee. For a period of up to 15 months.
5.1.2.3    Tier 3 Covered Employee. For a period of up to 12 months.
Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A or that is otherwise compliant with applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), the Company shall instead pay to the Covered Employee the foregoing monthly amount as a taxable monthly payment for the foregoing COBRA coverage period (or any remaining portion thereof). A Covered Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. A Covered Employee shall notify the Company immediately if he or she becomes eligible to receive group health plan coverage by means of subsequent employment.
5.1.3    Equity Award Accelerated Vesting. All of the Covered Employee’s Equity Compensation Awards that vest solely based on the passage of time automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable; provided, that any Equity Compensation Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall vest assuming “target” level of performance, unless the terms of the applicable Equity Compensation Award agreement provide otherwise, in which case the applicable Equity Compensation Award agreement shall govern. Nothing in this Section 5.1.3 shall be construed to limit any more favorable vesting applicable to a Covered Employee’s Equity Compensation Awards under any Equity Plan and/or the Equity Compensation Award agreements under which the Equity Compensation Awards were granted. The foregoing provisions are hereby deemed to be a part of each Equity Compensation Award and to supersede any less favorable provision in any agreement or plan regarding such Equity Compensation Awards. For the avoidance of doubt, all Equity Compensation Awards eligible for accelerated vesting pursuant to this Section 5.1.3 shall remain outstanding and eligible to vest following the Covered Employee’s Involuntary Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Covered Employee’s Release. The period over which such vested Equity Compensation Awards may be exercised shall be governed by the applicable provisions of the Company’s Equity Plans and related Equity Compensation Award agreements.
6.    Parachute Payments.
6.1    Parachute Payments. In the event that any payment or benefit received or to be received by a Covered Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of the Covered Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to you on an after-tax basis, the Total Payments shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Covered Employee that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to the Covered Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to the Covered Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on you under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Covered Employee on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
6.2    Determinations. All determinations regarding the application of this Section 6 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control and approved by the Covered Employee to which such determinations apply (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (b) no portion of the Total Payments the receipt or enjoyment of which a Covered Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm.
6.3    Cooperation and Expenses. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Covered Employee and the Company within 15 days after notification from either the Company or the Covered Employee that the Covered Employee may receive payments which may be “parachute payments.” The Covered Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Plan. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Plan will be borne solely by the Company.
7.    Conditions to Receipt of Severance.
7.1    Release Agreement. As a condition to receiving Severance Benefits or Change in Control Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries (the “Release”) in the applicable form attached on Appendix B-1 or Appendix B-2. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the

Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than 55 days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).
7.2    Restrictive Covenants.
7.2.1    Restrictive Covenant Agreements. Each Covered Employee hereby expressly confirms his or her continuing obligations to the Company and any of its affiliates pursuant to the Company’s Proprietary Information and Inventions Agreement entered into by and between the Covered Employee and the Company and/or any other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between the Covered Employee and any Participating Company (each such agreement, a “Restrictive Covenant Agreement,” and such restrictions, the “Restrictive Covenants”). Each Covered Employee acknowledges and agrees that the terms of any Restrictive Covenant Agreement are incorporated by reference herein and that the receipt of Severance Benefits or Change in Control Severance Benefits pursuant to Section 4.1 or Section 5.1, as applicable, will be subject to the Covered Employee continuing to comply with the provisions of any Restrictive Covenant Agreement and this Section 7. Each Covered Employee acknowledges that the provisions of any Restrictive Covenant Agreement and this Section 7 will survive the termination of his or her employment and this Plan for the periods set forth in any Restrictive Covenant Agreement.
7.2.2    Non-Solicitation. During the term of the Covered Employee’s employment and for one year thereafter, the Covered Employee will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility the Covered Employee may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel. This Section 7.2.2 shall not apply to any Covered Employee who resides in California.
7.2.3    Non-Disparagement. Subject to Section 7.2.8, the Covered Employee will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall direct its directors and executive officers not to make any negative or disparaging statements or comments about a Covered Employee. Nothing in this Section 7.2.3 will prohibit a Covered Employee, the Company or any of its officers or directors from providing truthful information in response to a subpoena or other legal process.
7.2.4    Return of Property. In connection with any termination of employment, a Covered Employee shall return to the Company all Company documents (and all copies thereof) and other Company property that such Covered Employee had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).
7.2.5    Cooperation. As a condition of receipt of any severance benefits hereunder, each Covered Employee, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during his or her employment as to which he or she may have relevant information and any other matter for which such Covered Employee was responsible or had knowledge of through the date of his or her termination of employment. Such cooperation may include, but will not be limited to, providing background information within the Covered Employee’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, each Covered Employee agrees to cooperate with the transition of his or her job responsibilities following his or her termination of employment and cooperate in providing information on matters on which he or she was involved while an employee.
7.2.6    Remedies. It is expressly agreed that the Company and its subsidiaries will or would suffer irreparable injury if you were to breach any of the provisions of this Section 7 or any Restrictive Covenant Agreement and that the Company and its subsidiaries would by reason of any such breach be entitled to injunctive relief in a court of competent jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and its subsidiaries under this Plan or otherwise. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all severance payments and benefits payable under Section 4 and Section 5 hereof from you in the event of your breach of this Section 7 or any Restrictive Covenant Agreement.
7.2.7    Reformation of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7.2.8    Other Protections. Notwithstanding anything to the contrary contained herein, nothing in this Plan prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Plan: (a) you shall not be in breach of this Plan or any Restrictive Covenant Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. In addition, nothing in this Plan, any Restrictive Covenant Agreement or any Release of Claims shall prevent you from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.
8.    Non-Duplication of Benefits; Other Provisions Applicable to Covered Employees.
8.1    Exclusive Severance Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits and Change in Control Severance Benefits provided are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, in the event of any Involuntary Termination of the Covered Employee’s employment, and supersedes all prior agreements, arrangements or related communications of the Company relating to severance benefits on an Involuntary Termination for the Covered Employees, whether formal or informal, or written or unwritten. Unless provided in a separate agreement that explicitly supersedes this Section 8.1, a Covered Employee will be entitled to no severance and change in control benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law. Notwithstanding the foregoing, the terms of the Equity Plans and any applicable equity or equity-based award agreement shall continue to govern the terms of any such equity or equity-based awards and any treatment thereunder shall continue to apply to such equity or equity-based awards to the extent more favorable than the treatment set forth in this Plan.
8.2    No Duplication of Benefits. Notwithstanding the foregoing, if the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Covered Employee receives by operation of applicable law, as determined by the Administrator in its discretion. In the event of your Involuntary Termination, you shall only be entitled to receive severance benefits under Section 4 or Section 5 of this Plan, but in no event will you be entitled to benefits under more than one such section. The Administrator’s decision to waive all or a portion of such reductions to the severance benefits of one Covered Employee and the amount of such reductions shall in no way obligate the Administrator to waive the same reductions in the same amounts to the severance benefits of any other Covered Employees. Such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to a statutory obligation of a Participating Company.
8.3    No Mitigation; No Offset. In the event of any Involuntary Termination of a Covered Employee’s employment, the Covered Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Covered Employee under this Plan on account of any compensation attributable to any subsequent employment that he or she may obtain.
8.4    Deemed Resignation. Upon termination of a Covered Employee’s employment for any reason, the Covered Employee shall be deemed to have resigned from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, and shall take all actions reasonably requested by the Company to effectuate the foregoing.
9.    Section 409A.
9.1    Notwithstanding anything to the contrary in the Plan, to the extent that the payments or benefits under this Plan are Deferred Compensation Separation Benefits (as defined below) or are intended to be exempt from Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(9), all references to a Covered Employee’s “termination of employment” shall mean his or her “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If a Covered Employee is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of his or her Separation from Service, to the extent that the payments or benefits under this Plan are Deferred Compensation Separation Benefits and the delayed payment or distribution of all or any portion of such amounts is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the Deferred Compensation Separation Benefits deferred pursuant to this Section 9.1 shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is 6 months and one day following the Covered Employee’s Separation from Service, (b) the date of the Covered

Employee’s death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Plan shall be paid as otherwise provided herein. For purposes of the Plan, “Deferred Compensation Separation Benefits” will mean the severance payments or benefits payable to the Covered Employee, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A.
9.2    Exemptions. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any payment that entitles the Covered Employee to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit.
9.3    Interpretation. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent that any provision in this Plan is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
9.4    Release Timing. To the extent that the payments or benefits under this Plan are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which a Covered Employee may deliver the Release required hereunder spans two calendar years, the payment of such Covered Employee’s Deferred Compensation Separation Benefits shall occur on the later of (a) January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date such Release becomes effective.
9.5    Reimbursements. Any reimbursement of expenses or in-kind benefits payable under this Plan shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of a Covered Employee’s taxable year following the taxable year in which the Covered Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of the Covered Employee’s, and the Covered Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
10.    Withholding. The Company will withhold from any Severance Benefits or Change in Control Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

11.    Administration. The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). Any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (a) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (b) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan.
12.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13.    Amendment or Termination. The Company, by action of the Board or its Compensation Committee (in its settlor capacity), reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual; provided, however, that, notwithstanding the preceding, neither the Company nor any successor may without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable have been paid. In no event shall any amendment or termination of this Plan affect the severance payments and benefits payable under this Plan to any Covered Employee whose Involuntary Termination has occurred prior to the effective date of the amendment or termination of this Plan. Any amendment or termination of the Plan will be in writing.
14.    Claims Procedures. Normally, you do not need to present a formal claim to receive benefits payable under this Plan. If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Administrator. A formal claim must be filed within one year after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise. The Administrator has adopted procedures for considering claims (which are set forth in Appendix C), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements, and the Administrator shall provide a Claimant, on request, with a copy of such amended claims procedures. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.
15.    Source of Payments. All Severance Benefits and Change in Control Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
16.    Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
17.    No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment. All employees of the Participating Companies are employed at-will.
18.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
19.    Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of 29 C.F.R. Section 2520.104-23. Accordingly, it shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Company’s headquarters is located shall apply, excluding any that mandate the use of another jurisdiction’s laws.

 20.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
21.    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
22.    Indemnification. To the maximum extent permitted by applicable law and the Company’s organizational documents, the Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
23.    No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than eligible employees hereunder (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Participating Companies.
24.    Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to a Covered Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the General Counsel, or such other address as either party may specify in writing.
25.    Claw-Back Provisions. By executing a Participation Agreement and becoming a Covered Employee under this Plan, you agree that all compensation received by participants, including pursuant to this Plan shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with: (a) any clawback, forfeiture or other similar policy adopted by the Company, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Policy”) adopted by the Company; and (b) any other clawback, recoupment, forfeiture or similar policies or provisions applicable to a participant or required under Applicable Law (collectively, the “Recovery Arrangements”), notwithstanding any other agreement to the contrary. No recovery of compensation under any Recovery Arrangements will be an event that triggers or contributes to any right of a Covered Employee to resign for Good Reason (or similar term) under this Plan or any other agreement with the Company or any subsidiary. By executing a Participation Agreement and becoming a Covered Employee under this Plan, you will be deemed to have agreed that you are not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and to have waived any rights to such indemnification under the Company’s organizational documents or otherwise. By executing a Participation Agreement and becoming a Covered Employee under this Plan, you agree to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements.

APPENDIX A
MOBIA MEDICAL, INC.
EXECUTIVE AND KEY EMPLOYEE SEVERANCE AND CHANGE IN CONTROL SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (the “Agreement”) with respect to participation in the Mobia Medical, Inc. Executive and Key Employee Severance and Change in Control Severance Plan (the “Plan”) is made as of the Effective Date of the Plan by and between Mobia Medical, Inc. (the “Company”) and _________ (“Employee”). Terms not otherwise defined herein shall have the meanings given to them in the Plan.
WHEREAS, the Company has adopted and sponsors the Plan, a copy of which is attached hereto; and
WHEREAS, Employee has been selected to participate in the Plan in accordance with and subject to the terms of the Plan and this Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:
1.    Participation. Employee has been designated as a Covered Employee in the Plan under Tier [___], subject to Employee executing this Agreement pursuant to which Employee has agreed to, among other things: (a) waive his or her rights to any severance payments or benefits payable upon an Involuntary Termination provided under any other agreement with the Company or arrangement or plan sponsored by the Company; and (b) amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits upon an Involuntary Termination to remove the severance provisions from such agreement. The terms and conditions of Employee’s participation in the Plan are as set forth in the Plan and herein.
2.    Severance Benefits. Upon satisfaction of the conditions set forth in Section 4 or Section 5 of the Plan, as applicable, Employee will be eligible to receive the Severance Benefits set forth in Section 4.1 of the Plan or the Change in Control Severance Benefits set forth in Section 5.1 of the Plan, as applicable, subject to compliance with Section 7 of the Plan.
3.    Condition to Receipt of Benefits. Employee acknowledges and agrees that notwithstanding anything herein, in the Plan, or otherwise to the contrary, Employee shall not be entitled to any payments or benefits from the Company under the Plan or this Agreement in connection with an Involuntary Termination of Employee’s employment with the Company unless Employee has signed and not revoked a waiver and release of claims agreement in a form reasonably satisfactory to the Company as provided in Section 7.1 of the Plan (the “Release”). Employee also acknowledges and agrees that receipt of any Severance Benefits or Change in Control Severance Benefits will be subject to Employee’s compliance with the conditions during the time periods set forth in Section 7 of the Plan and any Restrictive Covenant Agreement. You
Appendix A-1

must execute the Release on or prior to the last day of the Review Period (as defined below) and allow the Release to become effective in accordance with its terms without revocation, if applicable, in order to be entitled to any benefits pursuant to the terms of the Plan. For purposes hereof, “Review Period” shall mean (a) if you are under 40 years old as of the date of your Involuntary Termination, the date that is seven days following the date of your Involuntary Termination, or such shorter or longer time prescribed by the Company in the Release, and (b) if you are 40 years or older as of the date of your Involuntary Termination, the date that is 21 days following the date of your Involuntary Termination, or, if your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following the date of your Involuntary Termination. In no event shall the deadline for the effectiveness of a Release exceed 60 days following the date of your Involuntary Termination.
4.    Integration; No Oral Modification. This Agreement and the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.
5.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
6.    Acknowledgments. By signing below, Employee acknowledges his or her designation as a Covered Employee in the Plan and his or her agreement to all of the terms and conditions of the Plan, including the covenants and agreements contained in Sections 7 and 25 of the Plan. Employee acknowledges receipt of a copy of the Plan, represents that Employee has read and is familiar with its provisions and the provisions of this Agreement, and acknowledges that decisions and determinations by the Administrator under the Plan shall be final and binding on Employee. Specifically, by signing below, Employee agrees that all compensation received by Employee, including under the Plan, shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Recovery Arrangements and Section 25 of the Plan, notwithstanding any other agreement to the contrary. Employee agrees that he or she is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. By signing below, Employee agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 25 of the Plan.
(The remainder of this page has been intentionally left blank)
A-2

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

MOBIA MEDICAL, INC.	EMPLOYEE:

By:
Name:	Print Name:
Title:
A-3

APPENDIX B-1
SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS
(40 and Over)
[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Administrator, in its sole discretion.]
This Severance Agreement and Release of All Claims (“Release”) is between Mobia Medical, Inc., including its officers, directors, employees, managers, agents, and representatives (“Company”), and ____________ (“Employee”) pursuant to the Mobia Medical, Inc. Executive and Key Employee Severance and Change in Control Severance Plan (the “Plan”).
BACKGROUND
A.    Employee is a “Covered Employee” under the Plan.
B.    Employee’s employment with the Company terminated effective ______, ____ (the “Termination Date”).
C.    The parties agree that Employee is entitled to certain severance benefits under the Plan, subject to the effectiveness of this Release.
D.    The Company and Employee now wish to fully and finally resolve all matters between them.
In consideration of, and subject to, the severance benefits payable to Employee pursuant to [Section 4][Section 5] of the Plan, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that Employee would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:
1.    General Release of Claims by Employee.
(a)    Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or
Appendix B-1-1

unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Employee does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;
(v)    Employee’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his or her right to secure any damages for alleged discriminatory treatment;
(vi)    Claims based on any right Employee may have to enforce the Company’s executory obligations under the Plan;
B-1-2

(vii)    Claims Employee may have to vested or earned compensation and benefits; and
(viii)    Employee’s right to communicate or cooperate with any government agency.
(b)    EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)    Employee acknowledges that Employee is entitled to have [21][45] days’ time in which to consider this Release (the “Review Period”). Employee further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Employee has the right to and should consult with an attorney of his or her choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release prior to the expiration of the Review Period, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period. The parties agree that any material or immaterial changes to this Release shall not extend the Review Period.
(d)    Employee understands that after executing this Release, Employee has the right to revoke it within 7 days after his or her execution of it. Employee understands that this Release will not become effective and enforceable unless the 7-day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the 7-day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the 7-day period.
(e)    Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the 8th day after his or her execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.
B-1-3

(f)    Employee further understands that Employee will not be given any severance benefits under the Plan if Employee fails to execute this Release on or prior to the last day of the Review Period or Employee timely revokes this Release thereafter.
[(g)    Employee understands that Attachment 1 to this Release is a list of the job titles and ages for all individuals in Employee’s decisional unit who have been selected for the program, as well as the job titles and ages of all individuals in Employee’s decisional unit who have not been selected for the program, as of the date the Company provided this Release to Employee.]1
2.    Terminations; Resignations. Employee hereby confirms his or her termination from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, effective as of the Termination Date, and shall take all actions reasonably requested by the Company to effectuate the foregoing.
3.    Employee Representations. Employee represents and warrants that:
(a)    Employee has returned to the Company all Company documents (and all copies thereof) and other Company property that Employee had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Employee understands that, even if Employee does not sign this Release, Employee is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Employee in connection with his employment with Company pursuant to the terms of such agreement(s). Employee’s compliance with this Section 3 shall be a condition to receipt of any payments under the Plan;
(b)    Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Plan;
(c)    During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and
(d)    Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as required by applicable law.
1 NTD: To be included for group termination.
B-1-4

4.    Confirmation of Continuing Obligations. Employee hereby expressly reaffirms his or her continuing obligations under Section 7 of the Plan and any Restrictive Covenant Agreement, and Employee acknowledges that such obligations shall survive his or her termination of employment.
5.    No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.
6.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
7.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
8.    Governing Law. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of [_____] applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.
9.    Entire Agreement; Amendment. This Release, the Employee’s Participation Agreement and the Plan (and the other agreements referenced therein) constitute the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.
10.    Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding
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agreement on the part of each of the undersigned. Execution and delivery of this Release by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Release by such party. Such facsimile copies shall constitute enforceable original documents.
B-1-6

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EMPLOYEE	MOBIA MEDICAL, INC.

By:

Print Name:	Print Name:

Title:

Date:	Date:
B-1-7

[ATTACHMENT 1 TO APPENDIX B-1
Older Worker Benefit Protection Act Disclosure]
[To be included if applicable]
B-1-8

APPENDIX B-2
SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS
(Under 40)
[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Administrator, in its sole discretion.]
This Severance Agreement and Release of All Claims (“Release”) is between Mobia Medical, Inc., including its officers, directors, employees, managers, agents, and representatives (“Company”), and ____________ (“Employee”) pursuant to the Mobia Medical, Inc. Executive and Key Employee Severance and Change in Control Severance Plan (the “Plan”).
BACKGROUND
A.    Employee is a “Covered Employee” under the Plan.
B.    Employee’s employment with the Company terminated effective ______, ____ (the “Termination Date”).
C.    The parties agree that Employee is entitled to certain severance benefits under the Plan, subject to the effectiveness of this Release.
D.    The Company and Employee now wish to fully and finally resolve all matters between them.
In consideration of, and subject to, the severance benefits payable to Employee pursuant to [Section 4][Section 5] of the Plan, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that Employee would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:
1.    General Release of Claims by Employee.
(a)    Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which
Appendix B-2-1

Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Employee does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;
(v)    Employee’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his or her right to secure any damages for alleged discriminatory treatment;
(vi)    Claims based on any right Employee may have to enforce the Company’s executory obligations under the Plan;
B-2-2

(vii)    Claims Employee may have to vested or earned compensation and benefits; and
(viii)    Employee’s right to communicate or cooperate with any government agency.
(b)    EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)    Employee understands that this Release shall become effective, irrevocable, and binding upon Employee’s execution of it.
(d)    Employee has been granted seven days after Employee is presented with this Release to decide whether or not to sign it (the “Review Period”). This Release will be effective on the date on which Employee executes it. Employee understands that Employee will not be given any severance benefits under the Plan if Employee fails to execute this Release on or prior to the last day of the Review Period.
2.    Terminations; Resignations. Employee hereby confirms his or her termination from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, effective as of the Termination Date, and shall take all actions reasonably requested by the Company to effectuate the foregoing.
3.    Employee Representations. Employee represents and warrants that:
(a)    Employee has returned to the Company all Company documents (and all copies thereof) and other Company property that Employee had in his or her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Employee understands that, even if Employee does not sign this Release, Employee is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Employee in connection with his employment with Company
B-2-3

pursuant to the terms of such agreement(s). Employee’s compliance with this Section 3 shall be a condition to receipt of any payments under the Plan;
(b)    Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Plan;
(c)    During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and
(d)    Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as required by applicable law.
4.    Confirmation of Continuing Obligations.
(a)    Employee hereby expressly reaffirms his or her continuing obligations under Section 7 of the Plan and each Restrictive Covenant Agreement, and Employee acknowledges that such obligations shall survive his or her termination of employment.
(b)    Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to her attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. In addition, nothing in this Release, the Plan, or any Restrictive Covenant Agreement shall prevent Employee from: (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company; (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (z) discussing or disclosing information about
B-2-4

unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.
5.    No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.
6.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
7.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
8.    Governing Law. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of [_____] applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.
9.    Entire Agreement; Amendment. This Release, the Employee’s Participation Agreement and the Plan (and the other agreements referenced therein) constitute the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.
10.    Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Release by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid
B-2-5

and binding execution and delivery of the Release by such party. Such facsimile copies shall constitute enforceable original documents.
B-2-6

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EMPLOYEE	MOBIA MEDICAL, INC.

By:

Print Name:	Print Name:

Title:

Date:	Date:
B-2-7

APPENDIX C
CLAIMS PROCEDURES
1.    Claims Procedure
Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.
2.    Initial Claims
All claims shall be presented to the Administrator in writing at: Compensation Committee of the Board of Directors, Mobia Medical, Inc., 2802 Flintrock Trace, Suite 226, Austin, TX 78738; Tel: (855) 628-9375. A formal claim must be filed within one year after the date the Claimant first knew or should have known of the facts on which the claim is based unless the Administrator in writing consents otherwise. If a claim is not timely submitted, it shall be treated as having been irrevocably waived.
Within 90 days after receiving a claim, a claims official appointed by the Administrator shall consider the claim and issue his or her determination thereon in writing. If the Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 90 day period and the date by which the Administrator expects to render a decision.
3.    Claims Decisions
If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (a) the specific reason or reasons for the denial; (b) specific references to the Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (d) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
Appendix C-1

4.    Appeals of Denied Claims
Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Administrator in writing at the address set forth above. The appeal will be reviewed by the Administrator or its designee (the “appeals official”). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date, subject to the temporary extension of deadlines described in the paragraph below. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.
5.    Appeals Decisions
The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional 60 days by giving the Claimant written notice prior to the termination of the initial 60-day period indicating the special circumstances requiring the extension of time and the date by which a determination on appeal is expected to be rendered.
The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (a) the specific reason or reasons for the denial; (b) specific references to the Plan provisions on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (d) a statement of the employee’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix C is final and binding on all parties and shall be given the maximum possible deference allowed by law.
6.    Exhaustion; Judicial Proceedings
No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator and the appeals official. Any such judicial proceeding must be filed by the earlier of: (a) one year after the final decision regarding the appeal; or (b) one year
C-2

after the participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.
C-3